EXHIBIT 5.3

22 Grenville Street St Helier Jersey JE4 8PX Channel Islands T +44 1534 676 000 F +44 1534 676 333 mourantozannes.com

WPP Finance 2010

27 Farm Street

London W1J 5RJ

United Kingdom

(the Issuer)

30 April 2012

Our ref: 3003893/ROCHJ/MdFJ/4118103/2

Dear Sirs

WPP plc (the Parent Guarantor) – guarantee of debt securities to be issued by the Issuer

We act as Jersey legal counsel to the Parent Guarantor.

We understand that pursuant to the Indenture (as defined below), the Issuer will issue up to $812,387,000 in principal amount of 4.75% Notes due 2021 (the Notes), to be issued in exchange for the Issuer’s outstanding $812,387,000 in principal amount of 4.75% notes due 2021, and that the Notes will be registered under the US Securities Act of 1933, as amended (the Securities Act).

We also understand that the Notes will be guaranteed by the Parent Guarantor, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited (together, the Guarantors) pursuant to a guarantee (the Guarantee) set out in the Indenture.

1. Documents and searches

1.1	For the purposes of this opinion, we have examined a copy of each of the following documents:

(a)	an indenture dated 21 November 2011 between the Guarantors, the Issuer, Wilmington Trust, National Association (as trustee) and Citibank, N.A. (as paying agent), as supplemented by a first supplemental indenture dated 21 November 2011 between the same parties (together, the Indenture);

(b)	the registration statement on Form F-4 relating to the Notes and the Guarantee (the Registration Statement);

(c)	an extract (the Board Extract) of the minutes of a meeting of the board of directors of the Parent Guarantor held on 11 and 12 April 2011 (the Directors’ Meeting) at which the directors resolved (among other things) to approve, in principle, the Parent Guarantor’s guarantee of the Notes and to establish a finance committee (the Finance Committee) of the board of directors with power to (among other things) approve the Parent Guarantor’s entry into the Indenture and its guarantee of the Notes);

Mourant Ozannes is a Jersey partnership

Partners: D J Birtwistle, M Chambers, G R P Corbin, E C Devenport, S J V Felton, S M Gould, J Harvey-Hills, T J Herbert, R A Hickling, J E Hill, B H Lacey, W Lambert, B J Lincoln, J H Rainer, J A Richomme, G A Rigby, J D Rigby, B C Robins, J F Ruane, H E Ruelle, J P Speck, A J R Syvret, M Temple, J C Walker.

Consultants: A R Binnington, I C James.

(d)	resolutions of the Finance Committee passed in writing on 18 September 2011 (the Finance Committee Resolutions) pursuant to which the Finance Committee resolved (among other things) that the Parent Guarantor should enter into the Indenture; and

(e)	the certificate of incorporation and the memorandum and articles of association of the Parent Guarantor.

1.2	We have conducted the following searches (together the Searches):

(a)	a search conducted on 30 April 2012 of the public record of the Parent Guarantor (the Company Search) maintained by the Jersey Registrar of Companies (the Registrar); and

(b)	an enquiry made on 30 April 2012 at the office of the Viscount (the executive officer of the Jersey courts) in relation to the Parent Guarantor (the Bankruptcy Search).

1.3	We have relied on a certificate of a director of the Parent Guarantor dated 30 April 2012 (the Opinion Certificate), a copy of which is attached to this opinion.

1.4	We have not examined for these purposes any other agreements or other documents (the Other Documents) to be entered into by the Parent Guarantor (including, without limitation, any supplemental indenture or any documents incorporated by reference in or otherwise referred to in the Indenture or the Registration Statement) and we offer no opinion on any such Other Document.

1.5	In this opinion a reference to a document having been executed refers to it having been signed (or, as the case may be, sealed) by or on behalf of each party to it, dated and unconditionally delivered by or on behalf of each party to it.

2. Assumptions

  We have assumed that:

2.1	each document examined by us (and any signature, initial, stamp or seal on it) is genuine and, where it is a copy, it conforms to the original document;

2.2	where an incomplete or uncompleted document or signature pages only have been supplied to us, the original document has been duly completed and is in substantially the same form as the last draft of that document examined by us;

2.3	the Opinion Certificate remains accurate;

2.4	each director of the Parent Guarantor (and each alternate) has disclosed to the Parent Guarantor any interests that, directly or indirectly, conflict or may conflict to a material extent with the interests of the Parent Guarantor and any of its subsidiaries with regard to the transactions and other matters recorded in the Board Extract and such disclosures are recorded in the minutes of the Directors’ Meeting, or previous board minutes, of the Parent Guarantor;

2.5	the Finance Committee Resolutions and the resolutions set out in the Board Extract were duly passed, are in full force and effect and have not been amended, revoked or superseded and any meeting at which such resolutions were passed was duly convened and quorate throughout;

2.6	each document examined by us and executed by the Parent Guarantor has been executed by the person(s) authorised by the Parent Guarantor pursuant to the Finance Committee Resolutions to execute it;

2.7	each party to the Indenture (other than the Parent Guarantor as a matter of Jersey law) has:

(a)	the capacity and power;

(b)	taken all the necessary action; and

(c)	obtained all the necessary agreements, approvals, authorisations, consents, licences, registrations or qualifications (whether as a matter of any law or regulation applicable to it or as a matter of any contract binding upon it), to execute and perform its obligations under the Indenture;

2.8	the Indenture is legal, valid, binding and enforceable in accordance with its terms as a matter of all applicable laws other than Jersey law;

2.9	in causing the Parent Guarantor to enter into the Indenture, each of the directors of the Parent Guarantor was acting in good faith with a view to the best interests of the Parent Guarantor and was exercising the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances;

2.10	the Parent Guarantor is able to pay its debts as they fall due and will not become unable to do so by virtue of the execution of the Indenture or the performance of the transactions contemplated thereby and no steps have been taken or resolutions passed to wind up the Parent Guarantor;

2.11	the Parent Guarantor’s entry into, and the performance of its obligations under, the Indenture (including its obligations under the Guarantee) will not cause the Parent Guarantor to breach the limitation on borrowing contained in Article 83 (Power to borrow money) of its articles of association;

2.12	the Parent Guarantor, in entering into the Indenture, is acting as principal on its own behalf and not as an agent or trustee or in any other capacity;

2.13	there are no:

(a)	arrangements, agreements or deeds to which the Parent Guarantor is party (other than its memorandum and articles of association); or

(b)	resolutions passed by the Parent Guarantor,

  the terms of which could affect, conflict with, or be breached by, the terms of the Indenture or the Registration Statement;

2.14	all documents required to be filed in relation to the Parent Guarantor with the Registrar have been filed and the information disclosed by the Company Search was at the time of the Company Search (and remains) accurate and complete and there was nothing filed that did not appear on the records of the Parent Guarantor when searched; and

2.15	the information disclosed by the Bankruptcy Search was at the time of the search (and remains) accurate and complete.

3. Opinion

Subject to the assumptions, observations, qualifications and limitations set out in this opinion and to matters not disclosed to us, we are of the opinion that, once the Registration Statement becomes effective under the Securities Act, and the Notes have been duly executed by the Issuer, duly authenticated in accordance with the terms of the Indenture and exchanged as contemplated in the Registration Statement, the obligations assumed by the Parent Guarantor under the Guarantee will constitute valid, legal, binding and enforceable obligations of the Parent Guarantor.

4. Qualifications and observations

Our opinion is subject to the following qualifications and observations:

4.1	This opinion is subject to all laws relating to bankruptcy, dissolution, insolvency, re-organisation, liquidation, moratorium or other laws of general application affecting the rights of creditors generally.

4.2	The term enforceable, when used in our opinion at paragraph 3 above, means that the obligations are of a type which the Jersey courts will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances or in accordance with their terms. In particular, but without limitation:

(a)	enforcement may be prevented by statutory provisions relating to the setting aside of transactions at an undervalue, preferences and extortionate credit transactions and the disclaiming of onerous property;

(b)	enforcement may be limited by general principles of equity, for example equitable remedies such as specific performance and injunction are discretionary and may not be available where damages are considered to be an adequate remedy;

(c)	enforcement of obligations may be invalidated by reason of fraud, duress, misrepresentation, mistake or undue influence;

(d)	contractual obligations that are regarded as penalties may not be enforceable or may be liable to be reduced if found to exceed the maximum damages which the claimant could have suffered as a result of a breach of contract;

(e)	the Jersey courts will not enforce all or any obligations if they are illegal or contrary to public policy in Jersey or, where obligations are to be performed in a jurisdiction other than Jersey, if such performance would be illegal under the laws of that jurisdiction;

(f)	the Jersey courts may not enforce the terms of an agreement:

(i)	to the extent that the transactions contemplated by such terms conflict with or breach economic or other sanctions imposed by any treaty, law, order or regulation applicable to Jersey;

(ii)	for the payment or reimbursement of, or indemnity against, the costs of enforcement (actual or contemplated) or of litigation brought before the Jersey courts or where the Jersey courts have themselves made an order for costs;

(iii)	that provide for matters to be determined by future agreement;

(iv)	that would involve the enforcement of any foreign revenue, penal or other public laws;

(v)	that are in breach of any applicable exchange control regulations;

(vi)	that purport to exclude the jurisdiction of the Jersey courts;

(vii)	that provide that if terms are found to be illegal, invalid or unenforceable, the other terms of the agreement will remain enforceable; or

(viii)	to the extent that they have been frustrated by events happening after the execution of the agreement;

(g)	the Jersey courts may refuse to allow unjust enrichment;

(h)	provisions in an agreement (including in articles of association) that purport to fetter any statutory power in relation to a Jersey company may not be enforceable;

(i)	claims may become time barred or may be (or become) subject to rights and defences of counter-claim, estoppel, laches, set-off, waiver and similar defences;

(j)	the effectiveness of terms that release or exculpate any party from, or limit or exclude, a liability or duty otherwise owed or indemnify a person in respect of a loss caused by the act or omission of that person, may be limited by law;

(k)	where any party to an agreement is party to it in more than one capacity that party may not be able to enforce obligations purportedly owed by it to itself; and

(l)	a trust is invalid to the extent that it purports to apply directly to Jersey situate immovable property.

4.3	Security purported to be created by or pursuant to the Indenture over any property situate in Jersey may not be enforceable in Jersey.

4.4	Where a director fails, in accordance with the Companies (Jersey) Law 1991, to disclose an interest in a transaction entered into by a Jersey company or its subsidiary which conflicts or may conflict to a material extent with the interests of the company, the transaction is voidable.

4.5	The enforceability of a person’s obligations may be limited to the extent that such person successfully pleads either:

(a)	the droit de discussion (whereby a guarantor may require the beneficiary of the guarantee to exhaust the assets of the principal debtor before making a claim against the guarantor); or

(b)	the droit de division (whereby a co-obligor may require the person owed a joint obligation to make simultaneous claims in appropriate proportions upon all the co-obligors, thereby limiting its own liability), unless the person has expressly waived such rights.

4.6	Despite any term of an agreement to the contrary, the Jersey courts may hold that:

(a)	any certificate, calculation, determination or designation of any party to the agreement is not conclusive, final and/or binding;

(b)	any person exercising any discretion, judgment or opinion under the agreement must act in a reasonable manner; and

(c)	any power conferred by the agreement on one party to require another party to execute such documents or do such things as the first party requires must be exercised reasonably.

4.7	The Jersey courts may stay or set aside proceedings where:

(a)	there is a more appropriate forum than Jersey where the action should be heard;

(b)	earlier or concurrent proceedings have been commenced elsewhere; or

(c)	there has already been a final determination of the matter by a court of competent jurisdiction.

4.8	The Company Search is not conclusively capable of revealing whether or not a shareholder resolution has been passed (or an order made) for:

(a)	the winding up or dissolution of the Parent Guarantor; or

(b)	the appointment of a liquidator in respect of the Parent Guarantor or any of its assets,

as notice of these matters is not required to be filed immediately or may not be filed within the time periods prescribed by law or, when filed, may not be entered on the public record of the Parent Guarantor immediately.

4.9	The Bankruptcy Search relates only to the making of a declaration that the property of the Parent Guarantor is en désastre. There is no formal procedure for determining whether the Parent Guarantor has otherwise become bankrupt (as defined in the Interpretation (Jersey) Law 1954).

5. Limitations

5.1	We have examined only the documents listed in paragraph 1.1 and have undertaken only the Searches for the purposes of issuing this opinion. We have not examined any term or document incorporated by reference in or otherwise referred to, whether in whole or part, in the Indenture and we offer no opinion on any such term or document.

5.2	We offer no opinion:

(a)	on the commercial terms of the Indenture or whether those terms reflect the intentions of the parties;

(b)	on any representation or warranty made or given in the Indenture;

(c)	as to whether the parties will be able to perform their obligations under the Indenture;

(d)	as to the title or interest of the Parent Guarantor to or in, or the existence of, any property or collateral the subject of the Indenture;

(e)	on any provision in the Indenture requiring written amendments and waivers of any of the provisions of the Indenture insofar as it suggests that oral amendments or waivers could not be agreed upon or granted by or between the parties or implied by the course of conduct of the parties; or

(f)	as to whether the acceptance, execution or performance of the Parent Guarantor’s obligations under the Indenture will result in the breach of or infringe any other agreement, deed or arrangement entered into by or binding on the Parent Guarantor other than the Parent Guarantor’s articles of association.

6. Jersey law

This opinion shall be governed by, and construed in accordance with, Jersey law in force as at the date of this opinion. This opinion is limited to the matters expressly stated in it. We have made no investigation and express no opinion with respect to the laws of any other jurisdiction. We assume no obligation to update the Addressee in relation to changes of fact or law which may have a bearing on the continuing accuracy of this opinion.

7. Benefit of opinion

This opinion is only addressed to, and for the benefit of, the Issuer. This opinion may not, without our prior written consent, be transmitted or disclosed to, or used or relied upon by, any other person (including, without limitation, any holder of, or holder of beneficial interests in, any Notes) or be relied upon for any other purpose whatsoever.

We consent to the filing of a copy of this opinion as and exhibit to the Registration Statement and to reference to us being made under the heading “Validity of the Securities” in the prospectus that is part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act

Yours faithfully

/s/ Mourant Ozannes

Mourant Ozannes

WPP plc

22 Grenville Street

St Helier

Jersey JE4 8PX

Opinion Certificate

Mourant Ozannes

22 Grenville Street

St Helier

Jersey JE4 8PX

30 April 2012

Your ref:                     3003893/ROCHJ/MdFJ/4118719/2

Dear Sirs

WPP plc (the Parent Guarantor) — guarantee of debt securities to be issued by WPP Finance 2010

You have been asked to deliver an opinion in respect of the Parent Guarantor in connection with its guarantee of the Notes pursuant to the Indenture.

Definitions in your opinion apply in this certificate unless the context requires otherwise.

We understand that your opinion will be given in reliance on the matters certified below and accordingly I, a director of the Parent Guarantor, hereby certify for and on behalf of the Parent Guarantor (and without any personal liability) as follows:

1.	You have been supplied with a true and complete copy of:

(a)	the Indenture;

(b)	the Registration Statement;

(c)	an extract (the Board Extract) of the minutes of a meeting of the board of directors of the Parent Guarantor held on 11 and 12 April 2011 (the Directors’ Meeting) at which the directors resolved (among other things) to approve, in principle, the Parent Guarantor’s guarantee of the Notes and to establish a finance committee (the Finance Committee) of the board of directors with power to (among other things) approve the Parent Guarantor’s entry into the Indenture and its guarantee of the Notes);

(d)	resolutions of the Finance Committee passed in writing on 18 September 2011 (the Finance Committee Resolutions) pursuant to which the Finance Committee resolved (among other things) that the Parent Guarantor should enter into the Indenture;

(e)	the Parent Guarantor’s certificates of incorporation; and

(f)	the Parent Guarantor’s memorandum and articles of association.

2.	The memorandum and articles of association of the Parent Guarantor supplied to you are in full force and effect at the date hereof and have embodied in them or attached to them copies of all resolutions or agreements or acts of court to which the provisions of Articles 100 or 125 of the Companies (Jersey) Law 1991 apply.

3.	The Directors’ Meeting was held outside of the United Kingdom and no director present at the Directors’ Meeting participated in the Directors’ Meeting from within the United Kingdom. The Directors’ Meeting was duly convened and quorate throughout.

4.	The Board Extract provides an accurate record of the matters discussed, and decisions taken, at the Directors’ Meeting. The resolutions set out in the Board Extract are in full force and effect at the date hereof and have not been revoked, superseded or amended.

5.	The Finance Committee has been duly constituted and authorised as a committee of the board of directors of the Parent Guarantor in accordance with the Parent Guarantor’s articles of association. The Finance Committee has authority and power to pass the Finance Committee Resolutions.

6.	The Finance Committee Resolutions were duly signed or approved outside of the United Kingdom in accordance with the Parent Guarantor’s articles of association and are in full force and effect at the date hereof and have not been revoked, superseded or amended.

7.	The directors of the Parent Guarantor are Esther Dyson, Jeffrey Rosen, Paul Richardson, Stanley Morten, Paul Spencer, Sir Martin Sorrell, Orit Gadiesh, Colin Day, John Quelch, Philip Lader, Mark Read, Lubna Olayan, Koichiro Naganuma, Timothy Shriver, Li Ruigang and Solomon Trujilo.

8.	The members of the Finance Committee are: Paul Spencer (chair), Jeffrey Rosen, Solomon Trujillo and Colin Day.

9.	The secretary of the Parent Guarantor is Marie Capes and the assistant secretaries are David Haugh and State Street Secretaries (Jersey) Limited.

10.	No meetings of the shareholders of the Parent Guarantor have been called, nor have any resolutions been passed or been deemed to have been passed by the shareholders of the Parent Guarantor, in order to wind up the Parent Guarantor and no application has been made to the court by the directors or by the Parent Guarantor that the Parent Guarantor be wound up.

11.	The Parent Guarantor is not carrying on unauthorised financial service business, as defined in the Financial Services (Jersey) Law 1998.

12.	The Parent Guarantor has no consents, licences, approvals or authorisations of any governmental or other authority or agency in Jersey which, or the conditions attaching to which, could affect, conflict with or be breached by the transactions as recorded in each of the Board Extract and the Finance Committee Resolutions.

13.	All documents required to be filed by the Parent Guarantor at the office of the registrar of companies in Jersey have been filed and appear on the file maintained in respect of the Parent Guarantor.

14.	No resolution has been passed by the board of directors or the shareholders of the Parent Guarantor to limit the powers of the board of directors of the Parent Guarantor or the Finance Committee to authorise the Parent Guarantor to enter into, and perform its obligations under, the Indenture or to guarantee the Notes.

15.	The Parent Guarantor has not breached the limitation on borrowing contained in Article 83 (Power to borrow money) of its articles of association and neither the Parent Guarantor’s entry into, and the performance of its obligations under, the Indenture nor the Parent Guarantor’s guarantee of the Notes will cause the Parent Guarantor to breach that limitation.

16.	If your opinion is issued after the date of this certificate, you may continue to rely on the accuracy of this certificate unless I notify you in writing to the contrary.

17.	I am duly authorised by the Parent Guarantor to give this certificate.

Yours faithfully

/s/ Paul Richardson

Paul Richardson

Director

For and on behalf of

WPP plc